Exhibit 99.1
FOR IMMEDIATE RELEASE:
TRUEBLUE REPORTS 2012 SECOND QUARTER RESULTS
TACOMA, WA. – July 25, 2012 - TrueBlue, Inc. (NYSE:TBI) today reported revenue for the second quarter of 2012 of $354 million, an increase of 11 percent compared to revenue of $320 million for the second quarter of 2011. Net income for the quarter was $10.3 million or $0.26 per diluted share, compared to net income of $8.5 million or $0.20 per diluted share for the second quarter of 2011.

“We executed very well this quarter,” said TrueBlue CEO Steve Cooper. “Our team delivered double-digit growth in revenue and profits. Our services are increasingly relevant to customers who are turning to us as they manage their businesses through this uncertain economic environment. Our disciplined approach to managing our business will continue to drive growth and deliver value over the long term.”
For the third quarter of 2012, TrueBlue estimates revenue in the range of $385 million to $395 million and net income per diluted share for the quarter of $0.34 to $0.39.

Management will discuss second quarter 2012 results on a conference call at 2 p.m. (PT), today, Wednesday, July 25. The conference call can be accessed on TrueBlue's web site: www.trueblueinc.com
About TrueBlue
TrueBlue, Inc. is a leading provider of blue-collar staffing. In 2011, TrueBlue connected approximately 325,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and Centerline, and served approximately 175,000 businesses in the retail, wholesale, manufacturing, transportation, aviation, services, and construction industries. TrueBlue, Inc. is headquartered in Tacoma, Wash. For more information, visit TrueBlue's website at www.trueblueinc.com.
Forward-looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements.  Examples of such factors can be found in our reports filed with the SEC, including the information under the heading 'Risk Factors' in our Annual Report on Form 10-K for the fiscal year ended Dec. 30, 2011 and in our quarterly reports on Form 10-Q subsequently filed. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Contacts
Derrek Gafford, EVP & CFO
253-680-8214
Stacey Burke, VP of Corporate Communications
253-680-8291

TRUEBLUE, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 29,	July 1,	June 29,	July 1,
	2012	2011	2012	2011
Revenue from services	$354,261	$320,179	$665,448	$594,478
Cost of services	260,725	234,847	492,677	439,115
Gross profit	93,536	85,332	172,771	155,363
Selling, general and administrative expenses	71,526	67,677	143,610	132,837
Depreciation and amortization	4,729	3,862	9,496	7,784
Income from operations	17,281	13,793	19,665	14,742
Interest and other income, net	412	166	677	474
Income before tax expense	17,693	13,959	20,342	15,216
Income tax expense	7,356	5,411	8,475	5,903
Net income	$10,337	$8,548	$11,867	$9,313

Net income per common share:
Basic	$0.26	$0.20	$0.30	$0.21
Diluted	$0.26	$0.20	$0.30	$0.21
Weighted average shares outstanding:
Basic	39,701	43,367	39,563	43,413
Diluted	40,097	43,674	39,993	43,784

TRUEBLUE, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)
	June 29,	December 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$129,446	$109,311
Accounts receivable, net	163,794	153,878
Other current assets	11,662	17,426
Total current assets	304,902	280,615
Property and equipment, net	57,251	56,239
Restricted cash and investments	124,949	130,498
Other assets, net	93,693	93,417
Total assets	$580,795	$560,769
Liabilities and shareholders’ equity
Current liabilities	$117,949	$112,289
Long-term liabilities	154,977	154,901
Total liabilities	272,926	267,190
Shareholders’ equity	307,869	293,579
Total liabilities and shareholders’ equity	$580,795	$560,769

TRUEBLUE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	26 Weeks Ended
	June 29,	July 1,
	2012	2011
Cash flows from operating activities:
Net income	$11,867	$9,313
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	9,496	7,784
Provision for doubtful accounts	2,022	2,125
Stock-based compensation	4,846	4,097
Deferred income taxes	(15)	1,991
Other operating activities	972	(485)
Changes in operating assets and liabilities:
Accounts receivable	(11,938)	(36,449)
Income taxes	4,488	1,019
Other assets	2,084	(1,845)
Accounts payable and other accrued expenses	(3,173)	8,881
Accrued wages and benefits	5,949	6,115
Workers' compensation claims reserve	882	(1,299)
Other liabilities	277	(112)
Net cash provided by operating activities	27,757	1,135

Cash flows from investing activities:
Capital expenditures	(9,535)	(3,678)
Change in restricted cash and cash equivalents	9,774	70,265
Purchase of restricted investments	(18,153)	(78,279)
Maturities of restricted investments	12,726	5,300
Other	—	(2,800)
Net cash used in investing activities	(5,188)	(9,192)

Cash flows from financing activities:
Purchases and retirement of common stock	(3,990)	(12,871)
Net proceeds from sale of stock through options and employee benefit plans	3,142	616
Common stock repurchases for taxes upon vesting of restricted stock	(1,996)	(1,611)
Payments on debt	(88)	(206)
Other	556	691
Net cash used in financing activities	(2,376)	(13,381)
Effect of exchange rates on cash	(58)	304
Net change in cash and cash equivalents	20,135	(21,134)
CASH AND CASH EQUIVALENTS, beginning of period	109,311	163,153
CASH AND CASH EQUIVALENTS, end of period	$129,446	$142,019